Exhibit 10.1

Separation Agreement and General Release

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (hereinafter, “this Agreement”) is entered into this 28th day of March 2020, by and between Howard Bank (the “Bank”), a Maryland chartered trust company, and Howard Bancorp, Inc. (together with the Bank, the “Employer” and a single party hereto) and George C. Coffman (the “Executive” or the “Employee”).  Collectively, the Employer and the Executive shall be referred to as the “Parties”.

RECITALS

WHEREAS, the Executive has been employed by the Employer in the capacity of Executive Vice President and Chief Financial Officer;

WHEREAS, the terms of the Executive’s employment by the Employer was governed by an Executive Employment Agreement dated December 18, 2008, as amended on March 20, 2019, by and between the Parties (collectively the “Employment Agreement);

WHEREAS, the current Term of the Employment Agreement (as defined therein) expires on March 30, 2022;

WHEREAS, the Employer has elected to terminate the Executive’s employment, without cause, pursuant to Section 3.2.1(b) of the Employment Agreement and the Parties have agreed that such termination shall be effective as of March 31, 2020 (the “Termination Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Recitals Incorporated; Certain Defined Terms.  The recitals set forth above are incorporated herein by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section 1.  Capitalized terms that are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Employment Agreement.

2.           Termination.  The Employer’s termination of the Executive’s employment shall be effective as of the Termination date, at which time (i) the Executive’s Role as an employee of the Employer shall cease, and (ii) the Executive shall return to the Employer all Employer property, materials and Confidential Information in the Executive’s possession.

3.            Severance Payments; Equity:

(a)
Executive is a “specified employee” as defined in Section 409A of the code and, as such, the payment of severance benefits pursuant to Section 3.7(a) of the Employment Agreement shall be deferred as provided in Section 3.7(c) of the Employment Agreement. The amounts and timing of the payments by the Employer to the Executive shall be made in accordance with the terms of the Employment agreement as follows:

a.
On the first Employer payroll date following September 30, 2020 (which the Parties estimate to be October 9, 2020), the Employer shall pay to the Executive the sum of One Hundred Seventy One Thousand Seven Hundred Ninety Three and 30/100 dollars ($171,793.30) (the “Initial Payment”); and

b.
 On the Employer’s second regular payroll date after September 30, 2020 (which the Parties estimate to be October 23, 2020) and on each of the Employer’s regular payroll dates thereafter through and including the fortieth (40th) regular payroll date after September 30, 2020 (which the parties estimate to be April 8, 2022) the Employer shall pay to the Executive the sum of Twelve Thousand Two Hundred Seventy and 95/100 dollars ($12,270.95) (each, a “Subsequent Payment” and collectively, the “Subsequent Payments”).

(b)
The Parties intend for the total Subsequent Payments to equal Four Hundred Seventy Eight Thousand Five Hundred Sixty Seven and 05/100 dollars ($478,567.05) and the total payments to be made by the Employer to the Executive pursuant to Section 3.7 (a) of the Employment Agreement, as confirmed by Section 3(a) of this Agreement, to be Six Hundred Fifty Thousand Three Hundred Sixty and 35/100 dollars ($650,360.35).

(c)
The Executive’s right to receive any installment payments as set forth in this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code (as defined in the Employment Agreement).

(d)
The Parties acknowledge and agree that the effect of the last sentence of Section 3.7(a) of the Employment Agreement shall be to cause all issued stock awards, including restricted stock units of Howard Bancorp, Inc. to vest in favor of the Executive immediately upon the Termination Date.  The Employer shall take all actions required in a commercially reasonable manner to have the shares issued promptly. The Executive shall be paid in accordance with the terms of any grant agreement issuing restricted stock units to the Executive under the time-based vesting component (as opposed to the performance vesting component) of the Howard Bancorp, Inc. 2013 Equity Incentive Plan.

(e)
Except as provided in Section 3 of this Agreement, the Parties agree that the Executive shall not be entitled to receive from the Employer any other payment as a result of the termination of his employment by the Employer other than the full allotment of his 2020 Paid Time Off (30 days), whether pursuant to Section 3.7(a) of the Employment Agreement or otherwise.

    4.            Release of Claims:

(a)
In exchange for the consideration extended to the Executive by the Employer in this Agreement, Executive, on behalf of Executive, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Employer, and each of its parent, subsidiary or affiliated entities, and each of their respective current, former or future directors, officers, agents, employees, trustees, stockholders, investors, joint ventures, and representatives, each of their predecessors, successors and assigns, and any of their directors, officers, partners, members, agents and employees, both individually and in their official capacities (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: Executive’s employment with the Employer or any of its subsidiaries or affiliates, including the termination of Executive’s employment, or any other events occurring on or prior to the date of this Release. The release and discharge, waiver and covenant not to sue in this Agreement includes, but is not limited to, (i) all claims for wages, salary, bonuses, incentive compensation, stock, restricted stock, stock options, other equity incentive, severance pay, vacation pay or any other fees, compensation or benefits (except for vested rights and benefits as of the date of termination under any Employer compensation or benefit plan, including without limitation accrued salary through the date of this Agreement and the right to reimbursement of business expenses incurred through the date of this Agreement in accordance with the Employer’s policy), (ii) all claims and any obligations or causes of action arising from such claims under common law including wrongful or retaliatory discharge or breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any equity incentive arrangements between Executive and the Employer but excluding those claims set forth below as not covered by this release), (iii) any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and (iv) all claims or actions arising under any federal, state or local statute including the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, Maryland Equal Pay Act, Title 20 of the State Government Article of the Maryland Annotated Code, the non-discrimination ordinances of Baltimore City and Howard, Anne Arundel, Prince George’s, and Montgomery Counties, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release of any claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Employer or any of its subsidiaries or affiliates. Notwithstanding anything herein to the contrary, Releasers do not release, and this release and waiver does not apply to and shall not be construed as to apply to: (A) any claim or right to receive the severance benefits set forth in Section 3.7 (Termination Payments) of the Employment Agreement; (B) any claim or right to indemnification under the Employment Agreement or any other agreement or arrangement; (C) any claim or right with respect to any vested interest under any equity or equity-based award plan of the Employer; (E) any claim or right to continuation of health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (or similar law); and (F) any claim or right arising after the date hereof.

(b)
Excluded from this Agreement are any claims which cannot be waived by law, such as the right to make a claim for unemployment or worker’s compensation benefits. Nothing in this Agreement prevents, or is intended to prevent, Executive from filing a charge of discrimination with the EEOC or with any other federal, state or local civil rights agency, or from reporting possible violations of law to a governmental agency or entity or requires Executive to seek authorization from the Employer or to notify the Employer if Executive makes such reports. Nor shall anything in this Agreement interfere with Executive’s right to participate or cooperate in a proceeding with the EEOC or any other federal, state, or local government agency investigating or enforcing discrimination, or any other violation of state or federal law. However, in the event that a complaint is filed against the Employer or its successors or assigns on Executive’s behalf or by Executive with an administrative agency relating to any act or omission occurring prior to the date of this Agreement, Executive waives and relinquishes any claim for damages or monetary recovery, except for any monetary award from a government-administered whistleblower program. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

(c)
Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this Agreement. Nothing in this Agreement is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

(d)
Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Employer, any Releasees or Executive of any improper or unlawful conduct.

(e)
The Parties acknowledge and agree that Executive’s obligations under Section 5 (Employer Information and Employer Materials), Section 7 (Non- Solicitation of Customers), and Section 8 (Non-Solicitation of Employees) of the Employment Agreement survive the termination of employment and are incorporated herein by reference. Executive affirms that the restrictive covenants in the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Employer and its affiliates, and that Executive received adequate consideration in exchange for agreeing to those restrictions and will abide by those restrictions.  The Parties acknowledge and agree that Section 2 (Duties) of the Employment Agreement expire as of the Termination Date and Section 5 Confidential Information shall survive for as long as the information remains confidential.  The Parties also acknowledge and agree that Section 7 and Section 8 of the Employment Agreement survive for a period of one (1) year following the Termination Date and shall therefore expire on March 31, 2021.  The Parties acknowledge and agree that Employer shall not enforce the non-competition provisions of Employment Agreement contained in Section 6 and all obligations of the Executive related to Section 6 shall be waived as of date of termination.

(f)
Executive represents and warrants that he has been paid all wages due and owing as of the date of this Agreement, to which he would be entitled under the Fair Labor Standards Act, the Maryland Wage and Hour Law, the Maryland Wage Payment and Collection Act, all other applicable federal, state or municipal laws or ordinances, and the terms and conditions of any agreement or arrangement between Executive and the Employer.

(g)	Executive acknowledges and recites that:

a.	Executive has executed this Agreement knowingly and voluntarily;

b.	Executive has read and understands this Agreement in its entirety;

c.
Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this Agreement before executing it;

d.
Executive’s execution of this Agreement has not been forced by any employee or agent of the Employer, is without coercion, duress, fraud, or undue influence of any kind and Executive has had an opportunity to negotiate about the terms of this Agreement; and

e.	Executive has been offered at least 45 calendar days after receipt of this Agreement to consider its terms before executing it.

    5.          Confidentiality:  The Parties shall strictly maintain the confidentiality of the circumstances, negotiations, terms, and conditions of this Agreement, sharing such information only with their counsel and accountant and as may be required by judicial or other compulsory process and, in the Employer’s case, with senior management and regulatory agencies with jurisdiction over the Employer only and, in Executive’s case, with Executive’s spouse and/or immediate family members (provided that Executive will cause such family members to maintain the confidentiality of the circumstances, negotiations, terms, and conditions of this Agreement). The Parties agree that either party will give written notice to the other party when compelled by judicial or other compulsory process to disclose the terms and conditions of this Agreement. Notwithstanding anything contained herein to the contrary, the Parties shall be entitled to disclose the terms and conditions of this Agreement in any judicial proceeding or arbitration to enforce the provisions of this Agreement, and the Executive shall be entitled to disclose the terms and conditions of this Agreement to any bank or other institution which extends credit to the Executive or to which the Executive applies for an extension of credit. A breach of the confidentiality of the circumstances, negotiations, terms, and conditions of this Agreement shall be deemed material.

6.           Non-Disparagement:  Neither of the Parties shall state nor infer that theirs was anything other than a separation of mutual convenience from their employment relationship. Neither of the Parties shall disparage the other with respect to any of the circumstances of employment. The Employer shall respond to requests for information from Employer Employees and third parties regarding the circumstances of the Executive’s decision to “pursue other opportunities.”

7.           Governing Law and Venue:  This Agreement is intended to be effective and operate pursuant to the laws of the State of Maryland. In the event litigation is filed to enforce rights under this Agreement, such suit will be filed in a state or federal court located in Maryland or when the parties hereto consent to such venue.

8.            Severability:  The separate provisions of this Agreement are severable. Should any provision or portion of a provision of this Agreement be declared or determined by any Court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

9.             Modifications:  No modification or waiver of any of the terms of this Agreement shall be valid unless made in writing and signed by the Parties.

10.           Contractual Terms:  The terms of this Agreement, including the Preamble and the Introductory Statement, are contractual and not mere recital.

11.         Full and Complete Settlement:  This Agreement and the Employment Agreement, as clarified and amended hereby, set forth the entire agreement between the Parties and, together, fully supersede any and all prior negotiations, agreements, or understandings, whether written or oral, between the Parties pertaining to the subject matter of this Agreement and the Employment Agreement.

12.          No Admission of Liability:  It is expressly understood and agreed to that the making of this Agreement by the Employer, its affiliates or parent companies, is not an admission that any action taken or not taken with respect to the Executive was improper or unjust, or that the Employer, its affiliates, or any of its employees, officers, directors or agents acted in any manner that violated any law or duty owed to the Executive arising out of the Executive’s employment with the Employer, and liability is expressly denied by the Employer.

13.         Construction:  This Agreement shall be binding and inure to the benefit of the Parties hereto, their respective successors, assigns, heirs, partners, agents, and representatives, as well as their officers, directors, shareholders, related or affiliated companies or entities, subsidiaries, successors, predecessors, agents, and attorneys. Whenever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

    14.          Older Workers Benefit Protection Act:

(a)
The Executive represents, warrants, and acknowledges that he has carefully read this Agreement and has had sufficient opportunity to review and deliberate the foregoing with counsel of his own choosing. By executing this Agreement, the Executive is representing that he understands its contents, that he knowingly and voluntarily waives and releases, without coercion, the claims described in this Agreement, specifically including claims under the ADEA, and signs this Agreement as his free and independent act. The Executive further acknowledges that the waivers and releases he provides in this Agreement are made with full appreciation that he is forever foreclosed from pursuing any of the rights so waived or released which arise on or before the date of execution of this Agreement. In addition, the Executive also acknowledges that the consideration given for the waivers and releases contained in this Agreement are in addition to anything of value to which the Executive was already entitled.

(b)
The Executive further acknowledges that he has been advised by this writing that (i) he should consult with an attorney prior to executing this Agreement and that he has, in fact, done so; (ii) he has at least forty five (45) days from receipt of this Agreement to consider and accept it; and (iii) he has seven (7) days following his execution of this Agreement to revoke any acceptance of this Agreement (“Revocation Period”). Should the Executive wish to revoke his acceptance within the 7-day period, he must deliver a written notice of his intent to revoke acceptance by that date to:

Howard Bank
Attn: Chief Executive Officer
3301 Boston Street
Baltimore, MD 21224

Any written notice from the Executive intending to rescind his release of claims must be received no later than the final day of the Revocation Period.

(c)
Notwithstanding the fact that the Executive has been given at least forty five (45) days to consider this Agreement, he may, in his sole discretion, elect to execute this Agreement prior to the end of such forty five (45) day period, then, by his signature below, the Executive represents and warrants that his decision to shorten this time was done knowingly and voluntarily and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Executive herein, prior to end of such forty five (45) day consideration period. The parties agree changes, whether material or immaterial, to this Agreement shall not restart the running of the forty five(45) day time period.

(d)
The Executive acknowledges and agrees that no inducements, representations, or agreements have been made or relied upon to make this Agreement except as expressly stated herein, and that he is waiving certain important rights that he might otherwise have had.

    15.         Execution:  The executed, signed copy of this Agreement shall be mailed or hand-delivered by the Employee to:

Howard Bank
Attn: Chief Human Resource Officer
3301 Boston Street
Baltimore, MD 21224

    16.         Binding Effect:  This Agreement shall be binding upon and shall inure to the benefit of the Employer, the Employee, and their respective heirs, personal representatives, successors, and assigns, as the case may be.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto, intending that this Agreement be under seal, have signed and sealed their Agreement.

Attest:	HOWARD BANK

/s/ Kevin R. Emerson	By:	/s/ Mary Ann Scully	(Seal)
Mary Ann Scully
Chief Executive Officer

HOWARD BANCORP, INC.

/s/ Kevin R. Emerson	By:	/s/ Mary Ann Scully	(Seal)
Mary Ann Scully
Chief Executive Officer

Date Provided To Executive: 2/3/2020

Witness:	Terms Accepted:

/s/ Dona M. Coffman	/s/ George C. Coffman	(Seal)
Executive: George C. Coffman